AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of January 1, 2016, by and between Stewart Information Services Corporation, a Delaware corporation (the “Company”), and John L. Killea (“Executive”). This Agreement amends, restates and supersedes the Employment Agreement dated as of January 1, 2012, between Executive and the Company, as amended to date.

The Company and Executive agree as follows:

1.  Definitions.  The following terms used in this Agreement have the meanings assigned to them in this Section 1.

“2005 Incentive Plan” means the Stewart Information Services Corporation Amended and Restated 2005 Long Term Incentive Plan.

“Accrued Amounts” has the meaning set forth in Section 6.1(d).

“Annual Salary” means the annual salary payable to Executive in the amount of $375,000, as it may be increased by the Board and set forth in any exhibit delivered to Executive subsequent to the date of this Agreement.

“Benefits” has the meaning set forth in Section 4.12.

“Board” means the Board of Directors of the Company.

“Cause” means, in the good faith determination of the Board, any of the following:

(a)  Executive’s willful failure to substantially perform Executive’s duties with the Company (other than by reason of Executive’s Disability), after a written demand for substantial performance is delivered to Executive that specifically identifies the manner in which the Company believes that Executive has not substantially performed such duties, and Executive has failed to remedy the situation within 30 days of such written notice from the Company;

(b)  Executive’s gross negligence in the performance of Executive’s duties;

(c)  Executive’s conviction of, or plea of guilty or nolo contendre to any felony or any crime involving moral turpitude or the personal enrichment of Executive at the expense of the Company;

(d)  Executive’s willful engagement in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise, including, without limitation, Executive’s breach of fiduciary duties owed to the Company;

(e)  Executive’s willful violation of any material provision of the Company’s code of conduct;

(f)  Executive’s willful violation of any of the material covenants contained in Section 5;

(g)  Executive’s act of dishonesty resulting in or intending to result in personal gain at the expense of the Company; or

(h)  Executive’s engaging in any material act that is intended or may be reasonably expected to harm the reputation, business prospects, or operations of the Company.

“Change of Control” has the meaning set forth in Section 6.9(a).

“Change of Control Effective Date” shall mean the first date during the Term on which a Change of Control occurs; provided that, anything in this Agreement to the contrary notwithstanding, if a Change of Control occurs and if Executive’s employment with the Company is terminated prior to the date on which the Change of Control occurs, and if it is demonstrated by Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or (ii) otherwise arose in connection with or anticipation of a Change of Control, then for all purposes of this Agreement the “Change of Control Effective Date” shall mean the date immediately prior to the date of such termination of employment.

“Change of Control Period” shall mean the period commencing on the Change of Control Effective Date and ending on the second anniversary of the Change of Control Effective Date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Business” means the business of providing real estate support services, including, without limitation, title insurance, real estate information services, escrow services and related transaction services.

“Confidential Information” means confidential or proprietary information of the Company and its affiliates, including, without limitation, information of a technical and business nature regarding the past, current or anticipated business of the Company and its affiliates that may encompass financial information, financial figures, trade secrets, customer lists, details of client or consultant contracts, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, business acquisition plans, employee information, organizational charts, new personnel acquisition plans, technical processes, inventions and research projects, ideas, discoveries, inventions, improvements, writings and other works of authorship.

“Conflict of Interest” has the meaning set forth in Section 5.7.

“Continuation of Benefits” has the meaning set forth in Section 6.3(b)(iv).

“Date of Termination” means the date that is Executive’s last day of work for the Company.

“Disability” means a physical or mental disability, whether total or partial, as defined by the Company’s Long-Term Disability Plan, as in effect from time to time.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expenses” means all damages, losses, judgments, liabilities, fines, penalties, excise taxes, settlements, and costs, attorneys’ fees, accountants’ fees, and disbursements and costs of attachment or similar bonds, investigations, and any other expenses incurred in establishing a right to indemnification under this Agreement.

“Good Reason” means any of the following:

(a)  The occurrence of any material breach of this Agreement by the Company or any of its affiliates;

(b)  any material failure by the Company after a Change of Control to comply with Section 4.6;

(c)  following a Change of Control, the Company’s failure to obtain the assumption in writing of all of the Company’s material obligations under this Agreement by any successor to all or substantially all of the assets of the Company or any affiliate within 15 days after a reorganization, merger, consolidation, sale or other disposition of assets of the Company or such affiliate;

(d)  the Company’s assignment to Executive of any duties materially inconsistent with Executive’s position, including any other action which results in a material diminution in such status, title, authority, duties or responsibility; or

(e)  the relocation of Executive’s office to a location more than 35 miles outside Houston, Texas.

“LTI Awards” means all unvested awards issued to Executive pursuant to the LTI Plan or the 2005 Incentive Plan.

“LTI Plan” means the Stewart Information Services Corporation 2014 Long Term Incentive Plan, as such plan shall be in effect and amended and/or superseded from time to time.

“Other Benefits” has the meaning set forth in Section 4.14.

“Proceeding” means any action, suit or proceeding, whether civil, criminal, administrative or investigative.

“Release” has the meaning set forth in Section 6.7.

“Restricted Period” means the Term and the 12-month period immediately following the Date of Termination.

“Restrictive Covenants” has the meaning set forth in Section 5.11.

“Retirement Payment” has the meaning set forth in Section 6.3(b)(ii).

“Retirement Payment Commencement Date” has the meaning set forth in Section 6.3(b)(ii).

“Section 409A Penalties” has the meaning set forth in Section 7.3.

“Separation from Service” has the meaning set forth in Section 7.1.

“Severance Payment Commencement Date” has the meaning set forth in Section 6.6(b)(i).

“STI Plan” means the Stewart Information Services Corporation Annual Bonus Plan, as such plan shall be in effect and amended and/or superseded from time to time.

“Special Pro-rata Vesting” has the meaning set forth in Section 4.4(a).

“Special Vesting Termination Events” has the meaning set forth in Section 4.4(a).

“Term” has the meaning set forth in Section 2.

“Voluntary Retirement” means Executive’s voluntary termination of Executive’s employment at or after the time Executive has attained the age:  (i) 65, or (ii) 60 and has completed at least five years of service with the Company; provided that in either case Executive has no expectation of returning to work in any capacity for any business engaged in the Company Business without the prior written consent of the Company.

2.  Term.  The term of this Agreement begins on January 1, 2016 and ends on December 31, 2016 (the “Term”).  The Term will be automatically extended for successive one year periods unless either party provides written notice of non-renewal to the other party at least 90 days prior to the applicable renewal date.

3.  Title and Duties.  Executive shall serve as Chief Legal Officer of the Company. Executive will have duties and responsibilities that are normally associated with a chief legal officer position. In addition, Executive will have such duties and responsibilities as the Chief Executive Officer (“CEO”) may assign, in the CEO’s discretion, from time to time.  Executive will report to the Chief Executive Officer. Executive will devote all reasonable efforts and all of his business time to the Company.

4.  Compensation and Benefits.

4.1  Annual Salary.  The Annual Salary will be payable in accordance with the payroll policies of the Company in effect from time to time, but in no event less frequently than twice each month, less any deductions required to be withheld by applicable law and less any voluntary deductions made by Executive.

4.2  Short Term Incentives.

(a)  Executive shall be eligible to receive incentive compensation under the STI Plan. The decision to award any incentive compensation to Executive under the STI Plan and the amount and terms of any such incentive compensation are subject to change from year to year and shall be in the sole and absolute discretion of the Compensation Committee of the Board.

(b)  The terms and conditions of Executive’s award under the STI Plan for calendar year 2016 are set forth in Exhibit A attached hereto. Any awards to Executive under the STI Plan for calendar years following 2016 shall be communicated to Executive pursuant to the terms of the STI Plan and need not be attached to this Agreement as an exhibit and shall not require any amendment to this Agreement.

(c)  The STI Plan payment made to Executive, if any, pursuant to this Section 4.2 shall be paid to Executive between January 1 and March 31 of the calendar year immediately following the calendar year to which the STI Plan payment relates. Except as otherwise provided in Sections 6.1, 6.3, 6.6 and 6.8, Executive must be actually employed on the last day of the calendar year to which the STI Plan payment relates in order to be eligible and entitled to any such STI Plan payment.

4.3  Long Term Incentives.

(a)  Executive shall be eligible to participate in the LTI Plan.  The Company reserves the right to modify or terminate the LTI Plan in its sole and absolute discretion in accordance with the terms of the LTI Plan, provided that such modification or termination does not retroactively abridge obligations or rights outstanding immediately prior to such modification or termination.  The performance goals and criteria for any incentive award to Executive under the LTI Plan shall be determined by the Compensation Committee of the Board in accordance with the terms of the LTI Plan.

(b)  The terms and conditions of the incentive award issued to Executive under the LTI Plan on January 1, 2016 are set forth in Exhibit B attached hereto.  Any subsequent awards to Executive under the LTI Plan, if any, shall be made pursuant to separate awards issued to Executive in accordance with the LTI Plan and shall not require any amendment to this Agreement in order to be effective.

(c)  The LTI Plan payment made to Executive, if any, pursuant to this Section 4.3 for a particular performance period shall be paid to Executive as provided in the applicable LTI Award.  Except as otherwise provided herein and subject to Special Pro-rata Vesting as provided in Sections 4.4 and 4.5 and vesting in connection with a Change of Control as provided in Section 4.6, Executive must be actually employed on the date that any LTI Plan payment is made in order to be eligible and entitled to any such LTI Plan payment.

4.4  Special Pro-rata Vesting for LTI Awards.

(a)  Subject to Section 4.6 and Section 6.3(c)(ii), LTI Awards shall be subject to special pro-rata vesting as provided in this Section 4.4 and in Section 4.5 (“Special Pro-rata Vesting”) upon termination of Executive’s employment under any of the following circumstances (“Special Vesting Termination Events”):

(i)  by the Company without Cause;

(ii)  by Executive for Good Reason;

(iii)  due to Executive’s death;

(iv)  due to Executive’s Disability; or

(v)  due to Executive’s Voluntary Retirement.

(b)  In order for Executive to be eligible for Special Pro-rata Vesting, the following requirements must have been satisfied:

(i)  Except with respect to vesting of performance-based LTI Awards pursuant to Section 6.3(c)(i), Executive must have been actively employed for at least 25% of the applicable incentive period for the applicable LTI Award;

(ii)  If a performance-based LTI Award, the minimum threshold performance objectives for such LTI Award shall have been achieved at the end of the applicable incentive period, as determined by the Company; and

(iii)  Executive shall have executed and delivered the Release to the Company and any revocation period in such Release shall have expired without any revocation of such Release by Executive.

4.5  Calculation and Payment of LTI Award Subject to Special Pro-Rata Vesting.

(a)  Special Pro-rata Vesting shall be based on the number of full, completed calendar months worked by Executive during the applicable incentive period (as set forth in the applicable LTI Award). The calculation of Special Pro-Rata Vesting shall be determined as a percent of the total possible vested award that would have been vested to Executive had Executive remained employed during the entire incentive period, measured in whole calendar months, multiplied by a fraction whose numerator is the percentage of the number of calendar months of completed employment during the entire incentive period plus 100% and whose denominator is two.

(b)  By way of hypothetical example only: if Executive shall experience a Special Vesting Termination Event during the 24th month of a 36-month incentive program, Executive would receive 81.94% of the applicable LTI Award. The formula for calculating Special Pro-Rata Vesting based on the foregoing hypothetical is as follows:

(23 ÷ 36) = 63.88% + 100% = 163.88%  = 81.94%
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(c) The time of payment of LTI Awards subject to Special Pro-Rata Vesting shall occur as provided in the applicable LTI Awards.

4.6  Change of Control.  Notwithstanding any applicable Special Pro-rata Vesting, LTI Awards shall immediately and fully vest at the applicable target payout levels regardless of the achievement of any applicable performance or time-based goals if a Change of Control occurs.  For the avoidance of doubt, if LTI Awards vest pursuant to the preceding sentence, such awards would vest only at the target payout levels even if following such vesting performance goals are achieved (or are not achieved) that would have caused such awards to vest at any other level.

4.7  Forfeiture of Unvested LTI Awards.  If Executive’s employment terminates other than as a result of a Special Vesting Termination Event, Executive shall forfeit all LTI Awards unvested as of the time of the event causing such termination.

4.8  Exercise of LTI Awards following Termination.

(a)  If a Special Vesting Termination Event occurs, any LTI Award that has vested and that is subject to exercise may be exercised by Executive at any time until the earlier of: (i) the third anniversary of the Date of Termination, and (ii) the applicable expiration date of the LTI Award.

(b)  If Executive dies after the occurrence of a Special Vesting Termination Event but while any of Executive’s vested LTI Awards remain exercisable as set forth in clause (a) immediately above, such LTI Awards may be exercised at any time until the later of: (i) the earlier of: (A) the first anniversary of the date of such death and (B) the expiration date of such LTI Awards and (ii) the last date on which such LTI Awards would have been exercisable, absent this Section 4.8(b).

(c)  Notwithstanding the other provisions of this Section 4.8, other than termination for Cause by the Company, upon the termination of Executive’s employment for any reason during the 24-month period following any Change of Control Effective Date, any LTI Awards held by Executive as of the Change of Control Effective Date that remain outstanding as of the Date of Termination may thereafter be exercised until the later of: (i) the last date on which such LTI Awards would be exercisable in the absence of this Section 4.8(c) and (ii) the earlier of: (A) the third anniversary of the Change of Control Effective Date and (B) the expiration date of such LTI Awards.

4.9  Conflicts with Plans.  Notwithstanding anything in this Agreement to the contrary, the provisions of this Agreement are in addition to and not in limitation of Executive’s rights under the LTI Plan, the 2005 Incentive Plan and any other plan, program, policy or practice provided by the Company or any of its affiliates and for which Executive may qualify. Where a conflict between this Agreement and the LTI Plan, the 2005 Incentive Plan or any other plan, program, policy or practice provided by the Company or any of its affiliates may arise, the terms more favorable to Executive shall control.

4.10  Perquisites.  Executive shall be entitled to receive the perquisites provided for on Exhibit C hereto.

4.11  Vacation Policy.  Executive shall be entitled to four weeks of paid vacation during each calendar year of the Term which such vacation shall accrue in accordance with Company policy.

4.12  Participation in Employee Benefit Plans.  Executive may participate in any group life, hospitalization or disability insurance plan, health program, retirement plan, similar benefit plan or other so called “fringe benefits” of the Company (collectively, “Benefits”). Executive shall cooperate with the Company in applying for such Benefits, including submitting to a physical exam and providing all relevant health and personal data. The Company shall not make any changes in any Benefits which would adversely affect Executive’s right to benefits thereunder unless such changes occur pursuant to a program applicable to all executives of the Company and which does not result in a proportionally greater reduction in the rights and benefits to Executive as compared to any other executives of the Company.

4.13  General Business Expenses.  The Company shall pay or reimburse Executive for all business expenses reasonably and necessarily incurred by Executive in the performance of Executive’s duties under this Agreement.  Such payment shall be made upon presentation of such documentation as the Company customarily requires of its executives prior to making such payments or reimbursements.

4.14  Other Benefits.  Executive shall be entitled to participate in or receive benefits under any compensatory employee benefit plan or other arrangement made available by the Company now or in the future (“Other Benefits”) to its senior executive officers and key management employees, subject to and on a basis consistent with the terms, conditions, and overall administration of such plan or arrangement. Nothing paid to Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the Annual Salary. The Company shall not make any changes in any employee benefit plans or other arrangements in effect on the date hereof or subsequently in effect in which Executive currently or in the future participates (including, without limitation, each savings and profit sharing plan, stock or unit ownership plan, stock or unit purchase plan, stock or unit option plan, life insurance plan, medical insurance plan, disability plan, dental plan, health and accident plan, or any other similar plan or arrangement) that would adversely affect Executive’s rights or benefits thereunder, unless such change occurs pursuant to a program applicable to substantially all executives of the Company and does not result in a proportionately greater reduction in the rights of or benefits to Executive as compared with any other executive of the Company.

4.15  Clawback Policy. Executive agrees that the compensation and benefits provided by the Company under this Agreement or otherwise are subject to recoupment under the Company’s Clawback Policy that is generally applicable to the Company’s executives, as such policy may be in effect from time to time, or as required by law.

4.16  Stock Ownership.  Executive shall reach and maintain ownership of a number of shares of Company stock no later than January 1, 2017 that are equivalent to a total share trading price of .75 times the Annual Salary in effect in 2012. Once Executive reaches the level of ownership required by this Section 4.16, Executive’s obligation to maintain the ownership level required by this Section 4.16 will be satisfied so long as Executive owns the same number of shares that Executive owned on the date that Executive reached the level of ownership required, regardless of the total value of the shares as affected by fluctuations in the price of the stock. Both vested, and granted but unvested stock, shall be counted in achieving and maintaining the stock ownership required by this Section 4.16.

5.  Confidentiality and Company Property, Non-Competition and Non-Solicitation.

5.1  Covenants of Executive.  Executive acknowledges that (i) the Company is currently engaged in the Company Business; (ii) the Company will give Executive access to trade secrets of, and Confidential Information concerning, the Company in connection with Executive’s work for the Company; and (iii) the agreements and covenants contained in this Agreement are essential to protect the business and goodwill of the Company.

5.2  Covenants Independent.  The covenants of Executive contained in this Section 5 will be construed as independent of any other provision in this Agreement; and the existence of any claim or cause of action by Executive against the Company will not constitute a defense to the enforcement by the Company of said covenants. Executive has been advised to consult with counsel in order to be informed in all respects concerning the reasonableness and propriety of this Section 5 and its provisions with the specific regard to the nature of the business conducted by the Company. Executive acknowledges that this Section 5 and its provisions are reasonable in all respects.

5.3  Confidentiality.  Executive acknowledges that the Company has a legitimate and continuing proprietary interest in the protection of its Confidential Information and that it has invested substantial sums and will continue to invest substantial sums to develop, maintain and protect Confidential Information. The Company agrees to provide Executive access to Confidential Information in conjunction with Executive’s duties. In exchange, as an independent covenant, unless Executive has obtained the prior written consent of the Company, Executive agrees not to make any unauthorized use, publication, or disclosure, during or subsequent to Executive’s employment by the Company, of any Confidential Information generated or acquired by Executive during the course of Executive’s employment, except to the extent that the disclosure of such Confidential Information is necessary to fulfill Executive’s responsibilities as an employee of the Company. Notwithstanding anything herein to the contrary, nothing in this Agreement shall (i) prohibit Executive from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Exchange Act or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of state or federal law or regulation, or (ii) require notification or prior approval by the Company of any reporting described in clause (i).

5.4  Company Property.  All memoranda, notes, lists, records, and other documents or papers (and all copies thereof) relating to the Company and its affiliates, including such items stored in computer memories, microfiche or by any other means, made or compiled by or on behalf of Executive in connection with Executive’s employment, or made available to Executive shall be the property of the Company, and shall be delivered to the Company promptly upon the termination of Executive’s employment with the Company or at any other time upon the Company’s request; provided, however, that Executive’s address books, diaries and chronological correspondence files (including digital formats) shall be deemed to be property of Executive (except to the extent any of the foregoing contain Confidential Information).

5.5  Original Material.  Executive agrees that any inventions, discoveries, improvements, ideas, concepts or original works of authorship relating directly to the Company Business, including without limitation information of a technical or business nature such as ideas, discoveries, inventions, trade secrets, know-how, writings and other works of authorship, computer programs, financial figures, marketing plans, customer lists and data, business plans or methods and the like, which relate in any manner to the actual or anticipated business or the actual or anticipated areas of business of the Company and its divisions and affiliates, whether or not protectable by patent or copyright, that have been originated, developed or reduced to practice by Executive alone or jointly with others during Executive’s employment with the Company shall be the property of and belong exclusively to the Company. Executive shall promptly and fully disclose to the Company the origination or development by Executive of any such material and shall provide the Company with any information that it may reasonably request about such material. Either during or subsequent to Executive’s employment, upon the request and at the expense of the Company or its nominee, and for no remuneration in addition to that due Executive pursuant to Executive’s employment by the Company, but at no expense to Executive, Executive agrees to execute, acknowledge, and deliver to the Company or its attorneys any and all instruments which, in the judgment of the Company or its attorneys, may be necessary or desirable to secure or maintain for the benefit of the Company adequate patent, copyright, and other property rights in the United States and foreign countries with respect to any such inventions, improvements, ideas, concepts, or original works of authorship embraced within this Agreement.

5.6  Non-Competition During Employment.  Executive agrees that during his employment with the Company he will not compete with the Company by engaging in the Company Business or in the conception, design, development, production, marketing, or servicing of any product or service that is substantially similar to the products or services which the Company provides, and that he will not work for (in any capacity), assist, or became affiliated with as an owner, partner, or otherwise, either directly or indirectly, any individual or business which engages in the Company Business or offers or performs services, or offers or provides products substantially similar to the services and products provided by the Company.

5.7  Conflicts of Interest.  Executive agrees that during his employment with the Company he will not engage, either directly or indirectly, in any activity which might adversely affect the Company or its affiliates (a “Conflict of Interest”), including ownership of a material interest in any supplier, contractor, distributor, subcontractor, customer or other entity with which the Company does business or acceptance of any material payment, service, loan, gift, trip, entertainment, or other favor from a supplier, contractor, distributor, subcontractor, customer or other entity with which the Company does business, and that Executive will promptly inform the Board as to each offer received by Executive to engage in any such activity. Executive further agrees to disclose to the Company any other facts of which Executive becomes aware which might in Executive’s good faith judgment reasonably be expected to involve or give rise to a Conflict of Interest or potential Conflict of Interest.

5.8  Non-Competition.  In consideration of the Company’s promise to provide Executive with the Confidential Information, Executive hereby agrees that during the Restricted Period Executive shall not in the United States directly or indirectly (i) engage in as principal, consultant, or employee in any segment of a business of a company, partnership, firm or other entity that is directly competitive with the Company or that engages in the Company Business (ii) hold an interest (except as a holder of less than a 5% interest in a publicly traded entity) in a company, partnership, firm or other entity that directly or indirectly engages in the Company Business.

5.9  Non-Solicitation of Customers.  Executive will refrain during the Restricted Period from, directly or indirectly, diverting, taking, soliciting and/or accepting on Executive’s own behalf or on the behalf of another person or entity, the business of any past or present customer of the Company, its divisions and/or affiliates, or any identified prospective or potential customer of the Company, its divisions and/or affiliates, whose identity became known to Executive through Executive’s employment by the Company.

5.10  Non-Solicitation of Employees of the Company and its Affiliates.  Executive will refrain during the Restricted Period from, directly or indirectly, inducing or attempting to influence any employee of the Company, its divisions and/or affiliates or any person who was employed by the Company, its divisions and/or affiliates in the 12 months immediately preceding the Termination Date to terminate their employment with the Company, its divisions and/or affiliates or to become employed or engaged in work for another employer or entity.

5.11  Rights and Remedies Upon Breach.  If Executive breaches any of the provisions contained in Section 5 (the “Restrictive Covenants”), the Company shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity, including, without limitation, recovery of money damages and termination of this Agreement:

(a)  Specific Performance.  The right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company.

(b)  Accounting.  The right and remedy to require Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by Executive as the result of any action constituting a breach of the Restrictive Covenants.

(c)  Tolling of Restrictive Periods.  If Executive violates any of the restrictions contained in Section 5, the Restrictive Period shall be suspended and will not run in favor of Executive until such time as Executive cures the violation to the satisfaction of the Company.

(d)  Remedies For Violation of Non-Competition or Confidentiality Provisions.  Executive acknowledges and agrees that: (i) the skills, experience and contacts of Executive are of a special, unique, unusual and extraordinary character which give them a peculiar value; (ii) because of the business of the Company, the restrictions agreed to by Executive as to time and area contained in Section 5 are reasonable; and (iii) the injury suffered by the Company by a violation of Section 5 will be difficult to calculate in damages in an action at law and damages cannot fully compensate the Company for any violation of any obligation or covenant in Section 5. Executive’s compliance with Section 5 is a condition precedent to the Company’s obligation to make payments of any nature to Executive (including, without limitation, LTI Awards).

5.12  Materiality and Conditionality of Section 5.  The covenants contained in this Section 5 are material to this Agreement. Executive’s agreement to strictly comply with Section 5 is a precondition for Executive’s receipt of payments of any nature under this Agreement (including, without limitation, LTI Awards). Whether or not Section 5 or any portion thereof has been held or found invalid or unenforceable for any reason whatsoever by a court or other constituted legal authority of competent jurisdiction, upon any violation of Section 5 or any portion thereof, or upon a finding that a violation would have occurred if such Section 5 or any portion thereof were enforceable, Executive and the Company agree that (i) Executive’s interest in unvested LTI Awards shall automatically lapse and be forfeited; and (ii) Company shall have no obligation to make any further payments to Executive under this Agreement.

5.13  Severability, Modification of Covenants.  The Restrictive Covenants shall survive the termination or expiration of this Agreement, and in the event any of the Restrictive Covenants shall be held by any court to be effective in any particular area or jurisdiction only if said Restrictive Covenant is modified to be limited in its duration or scope, then, at the sole option of Company, the provisions of Section 5.12 may be deemed to have been triggered, and the rights, liabilities and obligations set forth therein shall apply. In the event Company does not elect to trigger application of Section 5.12, then the court shall have such authority to so reform the covenants and the parties hereto shall consider such covenants and/or other provisions of Section 5 to be amended and modified with respect to that particular area or jurisdiction so as to comply with the order of such court and, as to all other jurisdictions, the covenants contained herein shall remain in full force and effect as originally written. Should any court hold that the covenants in Section 5 are void and otherwise unenforceable in a particular area or jurisdiction, then notwithstanding the foregoing provisions of this Section 5.13, the provisions of Section 5.12 shall be applicable and the rights, liabilities and obligations of the parties set forth therein shall apply.  Alternatively, at the sole option of Company, Company may consider such covenants to be amended and modified so as to eliminate therefrom the particular area or jurisdictions as to which such covenants are so held void or otherwise unenforceable and, as to all other areas and jurisdictions covered herein, the covenants contained herein shall remain in full force and effect as originally written.

6.  Termination.

6.1  Termination Upon Death.  If Executive dies during the Term, this Agreement shall terminate; provided, however, that in such event, the Company shall pay to Executive’s estate the following:

(a)  in a lump sum within 30 days of the Date of Termination, any accrued but unpaid Annual Salary and vacation time;

(b)  at the same time payable pursuant to the first sentence of each of  Sections 4.2(c) and 4.3(c), as applicable, any STI Plan and LTI Plan payments for the fiscal year preceding the fiscal year in which the Date of Termination occurs that shall have been earned by Executive through the Date of Termination and not yet paid;

(c)  any Benefits that have vested in Executive as of the Date of Termination as a result of Executive’s participation in any of the Company’s benefit plans;

(d)  reimbursement of any expenses to which Executive is entitled pursuant to Section 4.13 (such reimbursement, together with the items set forth in clauses (a), (b) and (c), collectively, the “Accrued Amounts”); and

(e)  an amount equal to a percentage of Executive’s STI Plan target payment amount for the fiscal year in which the Date of Termination occurs, payable within 30 days from the Date of Termination, such percentage to be determined by dividing the number of full, completed calendar months worked by Executive during such fiscal year by 12.

In addition, all LTI Awards shall be subject to Special Pro-rata Vesting in accordance with Section 4.4.

6.2  Termination With Cause.  The Company has the right, at any time during the Term, subject to all of the provisions hereof, exercisable by serving notice, effective on or after the date of service of such notice as specified therein, to terminate Executive’s employment under this Agreement and discharge Executive with Cause. If such right is exercised, the Company’s obligation to Executive shall be limited solely to the payment of the Accrued Amounts (but excluding any payments of Accrued Amounts that relate to the STI Plan).

6.3  Termination Due to Voluntary Retirement.

(a)  Executive has the right, at any time during the Term, subject to all of the provisions hereof, exercisable by serving notice of at least 90 days, effective on or after the date of service of such notice as specified therein, to terminate Executive’s employment with the Company due to Voluntary Retirement.

(b)  Upon Voluntary Retirement, in exchange for Executive executing and delivering a Release as described in Section 6.7, Executive shall be entitled to receive:

(i)  The Accrued Amounts (payable at the same time and in the same manner as set forth in Section 6.1);

(ii)  An amount equal to 12 months of Executive’s then current Annual Salary (the “Retirement Payment”), payable in accordance with the Company’s payroll practices, beginning on the 60th day after the Date of Termination (the “Retirement Payment Commencement Date”);

(iii)  An amount equal to Executive’s STI Plan target payment amount for the fiscal year in which the Date of Termination occurs, payable within 30 days after the date all applicable revocation periods under the Release have expired; and

(iv)  Until the earlier to occur of (A) the expiration of 12 months after the Date of Termination, (B) the date Executive first becomes eligible to receive health benefits under another employer-provided plan after the Date of Termination, or (C) the death of Executive, the Company shall, via proper COBRA election by Executive, continue medical and dental benefits to Executive (and, if applicable, to the spouse and dependents of Executive who received such benefits under Executive’s coverage immediately prior to the Date of Termination) equal to those that were in effect for Executive as of the Date of Termination (and to any such dependent) in accordance with the plans, programs, practices and policies of the Company had Executive remained actively employed, provided that Executive makes all required COBRA payments to the Company, and the Company shall immediately reimburse Executive for each such COBRA payment (collectively, the “Continuation of Benefits”).  Executive shall remain liable for any portion of such premiums for which Executive was liable as of the Date of Termination and for any additional coverage not effective at the Date of Termination.

(c)  Notwithstanding any provision of this Agreement to the contrary, and subject to Section 5.12, upon Voluntary Retirement, in exchange for Executive executing and delivering a Release as described in Section 6.7, Executive’s unvested LTI Awards shall vest as follows:

(i)  All unvested performance-based LTI Awards will be subject to Special Pro-rata Vesting in accordance with Sections 4.4 and 4.5;

(ii)  All unvested time-based LTI Awards shall continue to vest after the Date of Termination pursuant to and in accordance with the terms of the applicable LTI Award and will be deemed to have been paid on the date on which the applicable LTI Awards would have become vested had Executive’s employment not terminated.  For the avoidance of doubt, LTI Awards vesting pursuant to this Section 6.3(c)(ii) are not subject to Special Pro-rata Vesting.

(d)  Notwithstanding the other provisions of this Section 6.3, the Company shall have the right to cease or terminate the Retirement Payment in the event Executive breaches, in the Company’s sole discretion, any covenant contained in Section 5.

6.4  Termination Without Cause.   The Company has the right, at any time during the Term, subject to all of the provisions hereof, exercisable by serving notice of at least 90 days, effective on or after the date of service of such notice as specified therein, to terminate Executive’s employment with the Company and discharge Executive without Cause. If Executive is terminated without Cause, the Company’s obligation to Executive shall be limited solely to the severance provided for in Section 6.6.

6.5  Good Reason.  Notwithstanding any other provision of this Agreement, Executive’s employment under this Agreement may be terminated during the Term by Executive, which shall be deemed to be constructive termination by the Company without Cause, if Good Reason shall occur (unless Executive has consented in writing thereto). Any such termination pursuant to this Section 6.5 shall be made by Executive providing written notice to the Company specifying the event relied upon for such termination and given within 60 days after such event. Any termination for Good Reason pursuant to this Section 6.5 shall be effective 60 days after the date Executive has given the Company such written notice setting forth the grounds for such termination with specificity; provided, however, that Executive shall not be entitled to terminate this Agreement in respect of any of the grounds set forth in the definition of Good Reason if within 60 days after such notice the action constituting such ground for termination has been cured and is no longer continuing. If Executive’s employment is terminated for Good Reason, Executive shall be entitled to the severance provided for in Section 6.6.

6.6  Severance Payments.  The Company shall pay to Executive, in exchange for Executive executing and delivering a Release as described in Section 6.7, as follows:

(a)  The Accrued Amounts (payable at the same time and in the same manner as set forth in Section 6.1);

(b)  An amount equal to:

(i)  In the event such termination occurs at any time other than during a Change of Control Period, 12 months of Executive’s then current Annual Salary, payable in semi-monthly installments in accordance with the Company’s payroll practices, beginning on the 60th day after the Date of Termination (the “Severance Payment Commencement Date”) (with a lump sum payment due to Executive of any remaining severance amounts containing the complete remainder of all severance due to Executive within 30 days of the end of the Restricted Period); or

(ii)  In the event such termination occurs during a Change of Control Period:  (A) 24 months of Executive’s then current Annual Salary, payable in semi-monthly installments in accordance with the Company’s payroll practices, beginning on the Severance Payment Commencement Date (with a lump sum payment due to Executive of any remaining severance amounts containing the complete remainder of all severance due to Executive within 30 days of the end of the Restricted Period); and (B) two times the amount of any STI Plan target payment amount for the fiscal year in which the Date of Termination occurs, payable within 30 days after the date all applicable revocation periods under the Release have expired.

(c)  The Continuation of Benefits (Executive shall remain liable for any portion of such premiums for which Executive was liable as of the Date of Termination and for any additional coverage not effective at the Date of Termination);

(d)  Outplacement Services provided by a firm selected by the Company in its sole discretion for a period of 12 months and in an amount not to exceed $10,000; and

(e)  In addition, subject to Section 5.12, all unvested LTI Awards will be subject to Special Pro-rata Vesting in accordance with Sections 4.4 and 4.5.

Notwithstanding the other provisions of this Section 6.6, the Company shall have the right to cease or terminate the severance payments provided under this Section 6.6 in the event Executive breaches, in the Company’s sole discretion, any covenant contained in Section 5.

6.7  Release.  As a condition to Executive’s receipt of payments and/or benefits described under Sections 6.3 and 6.6, Executive must execute and deliver to the Company a full release of all claims that Executive may have against the Company, its affiliates, and all of their respective officers, employees, directors, and agents, in a form mutually and reasonably agreeable to the parties (the “Release”), and all applicable revocation periods must have expired prior to the Retirement Payment Commencement Date or the Severance Payment Commencement Date, as applicable. The Company shall provide Executive with the form of Release within 10 days from the Date of Termination.

6.8  Termination upon Disability.  If during the Term Executive experiences a Disability, the Company shall, by written notice to Executive, terminate Executive’s employment with the Company and discontinue payments of the Annual Salary, Benefits and incentive compensation under the STI Plan accruing from and after the date of such termination. Upon the Company’s termination of Executive’s employment by reason of Executive’s Disability, the Company’s obligation to Executive shall be limited solely to the payment of the following:

(a)  Accrued Amounts (at the same time and in the same manner as set forth in Section 6.1);

(b)  the Continuation of Benefits; and

(c)  an amount equal to a percentage of Executive’s STI Plan target payment amount for the fiscal year in which the Date of Termination occurs, payable within 30 days after the Date of Termination, such percentage to be determined by dividing the number of full, completed calendar months worked by Executive during such fiscal year by 12.

In addition, all unvested LTI Awards will be subject to Special Pro-rata Vesting in accordance with Sections 4.4 and 4.5.

6.9  Change of Control.

(a)  For the purposes hereof, a “Change of Control” shall be deemed to have occurred if, (i) any “Person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities; or (ii) there occurs a proxy contest or a consent solicitation, or the Company is a party to a merger, consolidation, sale of assets, plan of liquidation or other reorganization, as a consequence of which members of the Board in office immediately prior to such transaction or event thereafter constitute less than a majority of the Board immediately after such transaction or event; or (iii) there occurs a reverse merger involving the Company in which the Company is the surviving corporation but the shares of common stock of the Company outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise; or (iv) there is a sale or other disposition of all or substantially all of the assets of the Company; or (v) there is an adoption of any plan or proposal for the liquidation or dissolution of the Company; or (vi) Stewart Title Guaranty Company is placed in supervision, receivership, conservatorship, or special administrative action by its domiciled Department of Insurance.

(b)  Notwithstanding the definition of Change of Control, to the extent that any payment (or acceleration of payment) under this Agreement is (i) considered to be deferred compensation that is subject to, and not exempt under, Section 409A of the Code, and (ii) payable due to the Change of Control, then the term Change of Control shall be construed to have the meaning as set forth in Section 409A of the Code and applicable Treasury Regulations with respect to the payment (or acceleration of payment) of such deferred compensation, but only to the extent inconsistent with the foregoing provisions of the Change of Control definition as determined by the Board.

7.  Section 409A; Certain Excise Taxes.

7.1     Separation from Service.  Notwithstanding anything to the contrary in this Agreement, with respect to any amounts payable to Executive under this Agreement in connection with a termination of Executive’s employment that would be considered “non-qualified deferred compensation” under Section 409A of the Code, in no event shall a termination of employment be considered to have occurred under this Agreement unless such termination constitutes Executive’s “separation from service” with the Company as such term is defined in Treasury Regulation Section 1.409A-1(h), and any successor provision thereto (“Separation from Service”).

7.2  Section 409A Compliance.  To the extent any amounts payable to Executive as a result of Executive’s termination of employment with the Company are treated as “non-qualified deferred compensation” subject to Section 409A of the Code, and if Executive is deemed at the time of his Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, then to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited payment under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s termination benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six-month period measured from the date of Executive’s Separation from Service or (ii) the date of Executive’s death. Upon the earlier of such dates, all payments deferred pursuant to this Section shall be paid in a lump sum to Executive (or Executive’s estate). The determination of whether Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his Separation from Service shall be made by Company in accordance with the terms of Section 409A of the Code, and applicable guidance thereunder (including without limitation Treasury Regulation Section 1.409A-1(i) and any successor provision thereto).

7.3  Section 409A; Separate Payments.  This Agreement is intended to be written, administered, interpreted and construed in a manner such that no payment or benefits provided under the Agreement become subject to (a) the gross income inclusion set forth within Section 409A(a)(1)(A) of the Code or (b) the interest and additional tax set forth within Section 409A(a)(1)(B) of the Code (collectively, “Section 409A Penalties”), including, where appropriate, the construction of defined terms to have meanings that would not cause the imposition of Section 409A Penalties. Notwithstanding anything to the contrary in this Agreement, the Company does not guarantee the tax treatment of any payment hereunder and in no event shall the Company be liable for any Section 409A Penalties that may be imposed on Executive. For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), each payment that Executive may be eligible to receive under this Agreement shall be treated as a separate and distinct payment and shall not collectively be treated as a single payment.

7.4  In-kind Benefits and Reimbursements.  Notwithstanding anything to the contrary in this Agreement or in any Company policy with respect to such payments, in-kind benefits and reimbursements provided under this Agreement during any tax year of Executive shall not affect in-kind benefits or reimbursements to be provided in any other tax year of Executive and are not subject to liquidation or exchange for another benefit. Notwithstanding anything to the contrary in this Agreement, reimbursement requests must be timely submitted by Executive and, if timely submitted, reimbursement payments shall be made to Executive as soon as administratively practicable following such submission in accordance with the Company’s policies regarding reimbursements, but in no event later than the last day of Executive’s taxable year following the taxable year in which the expense was incurred.  This Section shall only apply to in-kind benefits and reimbursements that would result in taxable compensation income to Executive.

7.5  Certain Excise Taxes.  Notwithstanding anything to the contrary in this Agreement, if Executive is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the payments and benefits provided for in this Agreement, together with any other payments and benefits which Executive has the right to receive from the Company or any of its affiliates, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for in this Agreement shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by Executive from the Company and its affiliates will be one dollar ($1.00) less than three times Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by Executive shall be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better net after-tax position to Executive (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order. The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by the Company in good faith. If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company (or its affiliates) used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times Executive’s base amount, then Executive shall immediately repay such excess to the Company upon notification that an overpayment has been made.  Nothing in this Section 7.5 shall require the Company to be responsible for, or have any liability or obligation with respect to, Executive’s excise tax liabilities under Section 4999 of the Code.

8.  Indemnification.

8.1  General.  The Company agrees that if Executive is made a party or is threatened to be made a party to any Proceeding by reason of the fact that Executive is or was a trustee, director or officer of the Company, or any predecessor to the Company (including any sole proprietorship owned by Executive) or any of their affiliates or is or was serving at the request of the Company, any predecessor to the Company (including any sole proprietorship owned by Executive), or any of their affiliates as a trustee, director, officer, member, employee or agent of another corporation or a partnership, joint venture, limited liability company, trust or other enterprise, including, without limitation, service with respect to employee benefit plans, whether or not the basis of such Proceeding is alleged action in an official capacity as a trustee, director, officer, member, employee or agent while serving as a trustee, director, officer, member, employee or agent, Executive shall be indemnified and held harmless by the Company to the fullest extent authorized by Texas or Delaware law, as the same exists or may hereafter be amended, against all Expenses incurred or suffered by Executive in connection therewith, and such indemnification shall continue as to Executive even if Executive has ceased to be an officer, director, trustee or agent, or is no longer employed by the Company and shall inure to the benefit of his heirs, executors and administrators.

8.2  Enforcement.  If a claim or request under this Section 8 is not paid by the Company or on its behalf, within 30 days after a written claim or request has been received by the Company, Executive may at any time thereafter bring an arbitration claim against the Company to recover the unpaid amount of the claim or request and if successful in whole or in part, Executive shall be entitled to be paid also the expenses of prosecuting such suit. All obligations for indemnification hereunder shall be subject to, and paid in accordance with, applicable Texas or Delaware law.

8.3  Partial Indemnification.  If Executive is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of any Expenses, but not, however, for the total amount thereof, the Company shall nevertheless indemnify Executive for the portion of such Expenses to which Executive is entitled.

8.4  Advances of Expenses.  Expenses incurred by Executive in connection with any Proceeding shall be paid by the Company in advance upon request of Executive that the Company pay such Expenses, but only in the event that Executive shall have delivered in writing to the Company (i) an undertaking to reimburse the Company for Expenses with respect to which Executive is not entitled to indemnification and (ii) a statement of his good faith belief that the standard of conduct necessary for indemnification by the Company has been met.

8.5  Notice of Claim.  Executive shall give to the Company notice of any claim made against Executive for which indemnification will or could be sought under this Agreement. In addition, Executive shall give the Company such information and cooperation as it may reasonably require and as shall be within Executive’s power and at such times and places as are convenient for Executive.

8.6  Defense of Claim.  With respect to any Proceeding as to which Executive notifies the Company of the commencement thereof:

(a)  The Company will be entitled to participate therein at its own expense;

(b)  Except as otherwise provided below, to the extent that it may wish, the Company will be entitled to assume the defense thereof, with counsel reasonably satisfactory to Executive, which in the Company’s sole discretion may be regular counsel to the Company and may be counsel to other officers and directors of the Company or any subsidiary. Executive also shall have the right to employ his own counsel in such action, suit or proceeding if Executive reasonably concludes that failure to do so would involve a conflict of interest between the Company and Executive, and under such circumstances the fees and expenses of such counsel shall be at the expense of the Company; and

(c)  The Company shall not be liable to indemnify Executive under this Agreement for any amounts paid in settlement of any action or claim effected without its written consent. The Company shall not settle any action or claim in any manner which would impose any penalty that would not be paid directly or indirectly by the Company or limitation on Executive without Executive’s written consent. Neither the Company nor Executive will unreasonably withhold or delay their consent to any proposed settlement.

8.7  Non-exclusivity.  The right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in this Section 8 shall not be exclusive of any other right which Executive may have or hereafter may acquire under any statute or certificate of incorporation or by-laws of the Company or any subsidiary, agreement, vote of shareholders or disinterested directors or trustees or otherwise.

9.  Miscellaneous.

9.1  Legal Fees and Expenses.  If any contest or dispute shall arise between the Company and Executive regarding any provision of this Agreement, the Company shall reimburse Executive for all legal fees and expenses reasonably incurred by Executive in connection with such contest or dispute, but only if Executive prevails to a substantial extent with respect to Executive’s claims brought and pursued in connection with such contest or dispute. Such reimbursement shall be made as soon as practicable following the resolution of such contest or dispute (whether or not appealed) to the extent the Company receives reasonable written evidence of such fees and expenses.

9.2  Notices.  Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, sent by courier service, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally or sent by facsimile transmission or, if mailed or sent by courier service, on the date of actual receipt thereof, as follows:

if to the Company, to:

Chief Executive Officer
1980 Post Oak Blvd., Suite 800
Houston, Texas 77056
if to Executive, to:

John L. Killea
2323 McCue Road, Apt. 1204
Houston, Texas 77056

Any party may change its address for notice hereunder by notice to the other party hereto.

9.3  Entire Agreement.  This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements (including but not limited to prior employment agreements and incentive plans and agreements), written or oral, with respect thereto, however, the terms of any benefit plans shall remain in force and effect.

9.4  Waivers and Amendments.  This Agreement may be amended, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any waiver on the part of any party of any such right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

9.5  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas (without giving effect to the choice of law provisions thereof).

9.6  Assignment.  This Agreement, and any rights and obligations hereunder, may not be assigned by Executive and may be assigned by the Company only to a successor by merger or purchasers of substantially all of the assets of the Company or its affiliates.

9.7  Counterparts.  This Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.8  Headings.  The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

9.9  No Presumption Against Interest. This Agreement has been negotiated, drafted, edited and reviewed by the respective parties, and therefore, no provision of this Agreement shall be construed against any party as being drafted by said party.

9.10  No Duty to Mitigate.  Executive shall not be required to mitigate damages with respect to the termination of his employment under this Agreement by seeking other employment or otherwise, and there shall be no offset against amounts due Executive under this Agreement on account of subsequent employment except as specifically provided in this Agreement. Additionally, amounts owed to Executive under this Agreement shall not be offset by any claims the Company may have against Executive, and the Company’s obligation to make the payments provided for in this Agreement, and otherwise to perform its obligations hereunder, shall not be affected by any other circumstances, including, without limitation, any counterclaim, recoupment, defense or other right which the Company may have against Executive or others.

9.11  Dispute Resolution.  If any dispute arises out of or relates to this Agreement, or the breach thereof, Executive and the Company agree to promptly negotiate in good faith to resolve such dispute. If the dispute cannot be settled by the parties through negotiation, Executive and the Company agree to try in good faith to settle the dispute by mediation under the Commercial Mediation Rules of the American Arbitration Association before resorting to arbitration or any other dispute resolution procedure. If the parties are unable to settle the dispute by mediation as provided in the preceding sentence within 30 days of a written demand for mediation, any claim, controversy or dispute arising out of or relating to this Agreement, or the breach thereof, shall be settled by binding arbitration before one (1) arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall be conducted in English and held in Houston, Harris County, Texas, or such other location to which the parties mutually agree. The arbitrator shall among other things determine the validity, scope, interpretation and enforceability of this arbitration clause. The award shall be a reasoned award and rendered within 30 days of the conclusion of the arbitration hearing. The decision of the arbitrator shall be final and binding and judgment upon the award rendered may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing provisions of this Section, the Company may seek injunctive relief from a court of competent jurisdiction located in Harris County, Texas, in the event of a breach or threatened breach of any covenant contained in Section 5.

9.12  Binding Agreement.  This Agreement shall inure to the benefit of and be binding upon the Company and its respective successors and assigns and Executive and Executive’s legal representatives.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

EXECUTIVE:	COMPANY:
______________________________ John L. Killea	STEWART INFORMATION SERVICES CORPORATION By:__________________________________
Name: Matthew W. Morris Title: Chief Executive Officer
Date:_______________________________	Date:_______________________________

EXHIBIT A

ANNUAL SHORT TERM INCENTIVE PLAN

(“STI PLAN”)

Executive shall be eligible to participate in the Company’s Annual Bonus Payment Program, also known as the Short Term Incentive Plan (“STI Plan”). The STI Plan shall be determined by the Board of Directors (“Board”), in its sole discretion. Payout amount will be determined by the attainment towards metrics which are both specific to your position as well as reflective of corporate performance.

As part of its analysis, the Board will consider the following targets in determining the amount of the Short Term Incentive (“STI”) payment to the Executive:

STI will be delivered as a cash bonus and will be payable between January 1 and March 31 of the calendar year following the calendar year to which the bonus relates.  STI payout is expressed as a percentage of your Annual Salary.

Threshold Annual STI payout is the equivalent of 50% of your target payout.

Target Annual STI payout is the equivalent of 100% of your target payout, which is 50% of your Annual Salary.

Maximum Annual STI payout is the equivalent of 200% of your target payout. In order to receive more than 100% of target on non-Corporate goals, the actual Corporate Modified EBITDA results must at least reach the Corporate Modified EBITDA threshold level.

Specific terms and calculations related to the Short Term Incentive Plan

The following sets forth the definition of specific terms and calculations related to the STI Plan.

Term of Calculation	Definition
Annual Salary	This is the annual base salary as defined in the Agreement.
Budget Attainment
Budget Attainment measures the variance between actual expenses and budget expenses for service center executives.  The variance is expressed as a percent variance.  The metric is calculated by taking the actual annual expenses minus the budgeted annual expenses.  The difference is then divided by the budgeted annual expenses.  Payout for this metric is based on variance percentage.

Company	The Company is Stewart Information Services Corporation and its subsidiaries.
Corporate	Corporate is the same as Company.
Corporate Performance	Corporate Performance is the set of metrics for the Company.
Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) (Corporate Metric)
EBITDA metric is calculated by adding back interest expense, depreciation expense and amortization expense to pretax earnings.  The source of data is the System of Record.  Payout for the metric is based on percent attainment of target.

Investment and Other Gains (Losses) – Net
Investment and Other Gains (Losses) – Net is a line item on the Company’s Consolidated Statement of Operations, Retained Earnings and Comprehensive Earnings that includes, but not limited to, realized earnings (losses) from the sale of various types of financial and non-financial instruments; sale of subsidiaries, equity basis investments, and cost-bases investments; impairment of equity and cost-basis investments; and other types of non-operating transactions.  The source of data is the system of Record.

Maximum (Performance Level)	See Performance Level.
Maximum Target Payout
The Maximum Target Payout is the maximum annual cash bonus that can be earned and paid under the STI Plan. It is calculated by multiplying the Target Payout by an agreed upon percentage as indicated in the Executive Compensation Plan Summary.

Modified Average Shareholders’ Equity
Modified Average Shareholders’ Equity is Calculated by subtracting cumulative other comprehensive income and non-controlling interest as well as the after-tax effects of non-recurring, unusual and/or extraordinary items as determined by the Board of Directors of the Company from shareholders’ equity. This calculation is done as of the beginning of the year and the end of the year. The average is then calculated by adding the beginning of the year and ending of the year calculations and then dividing by two.

Modified Earnings Before Interest Taxes, Depreciation and Amortization (Modified EBITDA Corporate Metric)
The Modified EBITDA metric is calculated by subtracting Investment and Other Gains (Losses) – Net as well as the effects of non-recurring, unusual and/or extraordinary items as determined by the Board of Directors of the Company from EBITDA.  The source of data is the system of Record.  Payout for this metric is based on percent deviation from targeted amount, which has been approved by the Compensation Committee of the Board of Directors.

Modified Gross Revenues (Corporate Metric)
Modified Gross Revenues is calculated by subtracting Investment and Other Gains (Losses) — Net, as well as the effects of non-recurring, unusual and/or extraordinary items as determined by the Board of Directors of the Company from Total Gross Revenues (Corporate Metric).

Modified Operating Revenues (Personal Metric)
Modified Operating Revenues is calculated by subtracting the effects of non-recurring, unusual and/or extraordinary items as determined by the Board of Directors of the Company from Operating Revenues (Personal Metric). Payout for this metric is based on percent improvement from prior year.

Modified Pretax Profits (Corporate Metric)
Modified Pretax Profits (Corporate Metric) is calculated by subtracting Investment and Other Gains (Losses) — Net, as well as removing the effects of non-recurring, unusual and/or extraordinary items as determined by the Board of Directors of the Company from pretax profits. The source of data is the System of Record.

Modified Pretax Margin (Corporate Metric)
The Modified Pretax Margin (Corporate Metric) is calculated by dividing Modified Pretax Profits (Corporate Metric) by Modified Gross Revenues (Corporate Metric). The source of data is the System of Record. Payout for this metric is based on ratio attainment.

Modified EBITDA (Personal Metric)
Modified EBITDA (Personal Metric) is Line 71 Contribution to Profit from the Management Schedule A adjusted to exclude depreciation, interest expense, and the effects of non-recurring, unusual and/or extraordinary items as determined by the Board of Directors of the Company from Net Earnings Attributable to Company. Where applicable, Commercial Services Shadow Credit Revenue included in the total. The System of Record is the STATAPP Budget Scenario.

Modified EBITDA Margin (Personal Metric)
The Modified EBITDA Margin (Personal Metric) is calculated by dividing Modified EBITDA (Personal Metric) by Modified Operating Revenues (Personal Metric). The source of data is the STATAPP Budget Scenario. Payout for this metric is based on ratio attainment.

Modified Net Earnings Attributable to Company
Modified Net Earnings Attributable to Company is calculated by subtracting Investment and Other Gains (Losses) — Net on an after-tax basis, as well as the effects of non-recurring, unusual and/or extraordinary items as determined by the Board of Directors of the Company of the Company from Net Earnings Attributable to Company. The source of data is the System of Record.

Modified Return on Equity (Modified ROE)
Modified Return on Equity metric is calculated by dividing Modified Net Earnings Attributable to Company by Modified Average Shareholders’ Equity.  The source of data is the System of Record.  Payout for this metric is based on ratio attainment.

Operating Revenues (Corporate Metric)
Operating Revenues is calculated by deducting Investment Income and Investment and Other Gains (Losses) — Net from total gross revenues. The Company's portion of earnings from equity investees is included in the calculation.

Operating Revenues (Personal Metric)
Operating Revenues is Line 16 Total Operating Income plus Line 18 Equity Income from the Management Schedule A. Where applicable, Commercial Services Shadow Credit Revenue is also included. The System of Record is the  STATAPP Budget Scenario.

Operating Revenues Local Currency (Personal Metrics International Operations)	The source of data for local currency is from International Operations accounting and reporting systems.
Operational Performance	Operational Performance is the set of metrics for an executives’ area of management.
Performance Level	Performance Level represents the range of possible payout depending on performance driver for each metric. The payout range is defined as the Threshold, Target, and Maximum.
Pretax Profit (Corporate Metric)	Pretax Profit for the corporate metric is equivalent to earnings before taxes and non-controlling interests as reported in the Form 10-K.
EBITDA (Personal Metric)
EBITDA for the personal metric is the Contribution to Profit reported on line 71 of the Management Schedule A less depreciation and interest expense. The System of Record is the STATAPP Budget Scenario.

Project Attainment
Project Attainment metric is specific goals established for an executive. This metric is measured by determining how much of the annual goals were completed on a percentage basis. Payout for this metric is based on completion percentage.

System of Record	Hyperion Financial Management (HFM) is the system of record for all financial data unless otherwise stated.
Target (Performance Level)	See Performance Level.
Target Payout
Target Payout is the annual cash bonus that can be earned and paid under the STI. Target Payout is calculated by multiplying Annual Salary by an agreed upon percentage as indicated in the Executive Compensation Plan Summary

Threshold (Performance Level)	See Performance Level.
Total Gross Revenues (Corporate Metric)	Total Gross Revenues is equivalent to total revenues as reported in the Form 10-K.
Weighting	Weighting is a calculation that applies a percentage to each metric. The aggregation of the percentages is 100%.

EXHIBIT B

LONG TERM INCENTIVE PLAN

(“LTI”)

Executive shall be eligible to participate in the Company’s Long Term Incentive Plan (“LTI Plan”), as such plan shall be in effect and amended and/or superseded from time to time.

The actual value of the LTI Plan shall be determined by the Board of Directors (“Board”), in its sole discretion. The Board shall consider the overall performance of the Company in awarding the any Long Term Incentive (“LTI”). As part of its analysis, the Board will consider the following targets in determining the value of the LTI payable to the Executive:

Target LTI grant is the equivalent of 85% of your Annual Salary.

LTI will be delivered as a Restricted Stock Award (RSA) or as a Performance Stock Award (PSA) (Total — 100% of LTI grant).

LTI will be granted annually. It is 100% granted, but vests depending on the terms listed in this exhibit.

Dividend Equivalent Rights (“DER”):

In the event a dividend is paid to shareholders during the restriction period, the recipient will receive a cash payout as a DER at the time of vesting based on the number of shares from this restricted period which become vested due to meeting the performance and time restrictions.

Time-Vested Restricted Shares

Award Value:

•	One-third of the total targeted annual grant value will be provided in time-based RSA’s.

•	The grant value will be determined by calculating the total equity grant value [(2016 Annual Salary x LTI target as % of 2016 Annual Salary) then dividing by three].

•	Share count is based on the grant value divided by grant date closing stock price on 12/31/2015.

Vesting:

•	One-third (1/3) of RSA’s will vest on each of the first three anniversaries of the date of grant.

•	These shares are not subject to performance contingencies and will be earned by the recipient by continued employment through the vesting period.

Performance Shares -Total Shareholder Return (“TSR”)

Award Value:

•	The TSR-based performance shares will constitute one third of the overall long-term incentive grant value.

•	The target number of shares granted will be equal to the number of time-based restricted shares.

Vesting:

•
Vesting of performance shares occurs at the end of the three year performance period based on the achievement of pre-determined TSR percentile ranking in relation to the Russell 2000 Financial Services Index Companies (“Comparative Group”).

Performance Period:

•	The three year period which covers the grant date to the three year anniversary of the grant date.

Performance Metric:

•
The performance metrics associated with the Performance Shares will function on a relative TSR-based model provided on the following page. Actual relative TSR performance will be measured at the end of the three-year period as compared to the Russell 2000 Financial Services Index.

Performance Range:

•
As set out in the table below, threshold and maximum opportunity to incentivize performance will be associated with varying levels of relative performance. Targeted performance is achieved when SISCO TSR is at the 60th percentile of the comparative group. Threshold performance is set at the 40th percentile. In the event SISCO performance is below the 40th percentile, the associated payout is equal to zero. Maximum payout is achieved when SISCO TSR performance is at the 100th percentile of the comparative group.

	Performance-Based Payment Schedule
	TSR Percentile Ranking	Percent of Target Payment1
Maximum	100th	200%
	90th	175%
	80th	150%
	70th	125%
Target	60th	100%
	50th	75%
Threshold	40th	50%
	<40th	0%
1Payouts will be interpolated in between percentile rankings.

Performance Shares - Earnings per Share (“EPS”) Growth

Award Value:

•	The EPS-based performance shares will constitute one third of the overall long-term incentive grant value.

•	The target number of shares to grant will be equal to the number of time-based RSA’s Vesting:

•	Vesting of EPS performance shares occurs at the end of the three-year performance period based on achievement of pre-determined EPS targets.

Performance Period:

•	The three year period which covers the grant date to the three year anniversary of the grant date.

Performance Metric:

•	EPS performance shares will function on an EPS Compounded Annual Growth Rate performance scale.

Performance Range:

•
As set out in the table below, threshold and maximum opportunity to incentivize performance will be associated with varying levels of EPS achievement. Targeted performance is achieved when SISCO’s EPS Compounded Annual Growth Rate is equal to 10% within the three-year performance period. A threshold performance level has been established at 5% growth. In the event SISCO performance is below this level, the associated payout is equal to zero. Maximum payout is achieved when SISCO EPS performance is equal to or greater than 15% growth.

	EPS Performance Shares
	EPS Compounded Growth Rate	Percent of Target Payment1
Maximum	15%	200%
	13%	150%
Target	10%	100%
	8%	80%
Threshold	5%	50%
	<5%	0%
1Payouts will be interpolated for actual EPS Growth Rate achieved.

Specific terms and calculations related to the Long Term Incentive Plan

The following sets forth the definition of specific terms and calculations related to the LTI Plan.

Term/Calculation	Definition
Annual Salary	This is the annual base salary as defined in the Agreement.
Company	The Company is Stewart Information Services Corporation and its subsidiaries.
Circuit Breaker	Circuit Breaker is the minimum corporate performance that must be achieved in order to receive the specified compensation.
Modified Earnings Per Share (EPS)
Modified Earnings Per Share (EPS) is the Diluted EPS attributable to Stewart as reported annually in the Form 10-K, adjusted by the earnings per share effect of excluding Investment and Other Gains (Losses) – Net, as well as the earnings per share effects of non-recurring, unusual and/or extraordinary items as determined by the Board of Directors of the Company.

Maximum (Performance Level)	See Performance Level.
Maximum Target Payout
The Maximum Target Payout is the maximum annual cash bonus that can be earned and paid under the LTI. It is calculated by multiplying the Target Payout by an agreed upon percentage as indicated in the Executive Compensation Plan Summary.

Performance Goals	Performance Goals provide the threshold, target and maximum measurements that must be achieved in order to receive the related level of compensation.
Performance Level	Performance Level represents the range of possible payout depending on performance driver for each metric. The payout range is defined as the Threshold, Target, and Maximum.

Performance Share Award (PSA)	Performance Share Award is share-based compensation that vests based on defined measures, which include corporate performance and time based measures.
Restricted Stock Award (RSA)	Restricted Stock Award is share-based compensation that is restricted by time of service and corporate performance.
System of Record	Hyperion Financial Management (HFM) is the system of record for all financial data unless otherwise stated
Target (Performance Level)	See Performance Level.
Threshold (Performance Level)	See Performance Level.
Total Shareholder Return (TSR)
Total Shareholder Return is calculated by taking the difference between the Company’s end of year price per share and the beginning of year price per share and adding the Company dividend per share. Next, divide that sum by the Company’s beginning of year price per share.

Total Shareholder Return (TSR) Ranking
Total Shareholder Return Ranking is determined by calculating the Company’s percentile ranking for Total Shareholder Return relative to the Russell 2000 Financial Services Index. The source of data is Bloomberg.

EXHIBIT C

PERQUISITES

Executive shall be eligible to participate in the additional perquisites:

•	Executive Long Term Disability Plan (Company paid)

•	Group Variable Universal Life Insurance (Basic Coverage Company paid)

•	Nonqualified Deferred Compensation Plan provided through the Company

•	Auto Allowance of $700 per month

•	Paid Association/Membership Dues as needed for the position with Management approval

•	Executive Development as needed for the position up to $5,000 and with Management approval

•	Executive Life Insurance (your current Split Dollar policy will be maintained)

C-1